Exhibit 10.29

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

GAS PROCESSING AGREEMENT

BY AND BETWEEN

MARKWEST JAVELINA COMPANY

AND

CITGO REFINING AND CHEMICALS COMPANY, L.P.

EAST and WEST REFINERIES

DATED NOVEMBER 1, 2007

GAS PROCESSING AGREEMENT

THIS GAS PROCESSING AGREEMENT (“Agreement”) is made and entered into effective November 1, 2007 by and between MarkWest Javelina Company (“Processor”), a Texas general partnership with its corporate office in Denver, CO and local office at 5438 Union Street, Corpus Christi, TX 78407 and CITGO Refining and Chemicals Company, L.P. (“Supplier”), a Delaware limited partnership with offices at 1802 Nueces Bay Boulevard, Corpus Christi, TX 78469.

W I T N E S S E T H:

WHEREAS, Processor owns and operates the MarkWest Javelina Gas Processing and Fractionation Plant (the “Plant”), located at 5438 Union Street, Corpus Christi, Texas, 78407, for the purpose of extracting Liquefiable Hydrocarbons, hydrogen and impurities from Inlet Gas delivered to the Plant from certain refineries and other sources; and

WHEREAS, Supplier desires to deliver, subject to the provisions of this Agreement, Off-Gas from its Refineries to the Plant for the extraction of Liquefiable Hydrocarbons, hydrogen and impurities; and

WHEREAS, Processor desires to receive, subject to the provisions of this Agreement, Supplier’s Off-Gas at the Plant.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the mutual benefits to be derived and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged Supplier and Processor agree as follows:

ARTICLE I

DEFINITIONS

The definitions in this Article shall apply for all purposes to this Agreement:

1.1                                 “Btu” means a British Thermal Unit, and “MMBtu” means one million (1,000,000) Btus.

1.2                                 “Component” means an identifiable constituent of Off-Gas which may be extracted by Processing at the Plant, including, without limitation, incidental methane, ethane, ethylene, propane, propylene, butanes, pentanes-plus, hydrogen, and incidental non-hydrocarbon materials.

1.3                                 “Delivery Point” means Processor’s meter at which Supplier’s Off-Gas is initially measured upon delivery into Processor’s, or Processor’s affiliates, delivery pipeline(s).

1.4                                 “East Refinery” means Supplier’s East Refinery located at 1802 Nueces Boulevard, Corpus Christi, Texas 78469.

1.5                                 “Energy Expenses” means all fuel, power and other utility and energy related expenses necessary to operate the Plant including, but not limited to, electricity and Plant Fuel.

1.6                                 “Energy Expense Charge” or “EEC” means the proportionate share of the Energy Expenses allocated each Month to Supplier as set forth in Section 8.5.

1.7                                 “Excess Gas” means the residue gas attributable to refiners and other sources other than Supplier delivering Inlet Gas to the Plant and Gas purchased by Processor for use at the Plant but not consumed at the Plant.

1.8                                 “Gas” means any fluid, either combustible or non-combustible, including Off-Gas, which maintains a gaseous or rarefied state at a temperature of 60 degrees Fahrenheit and at a pressure of 14.65 psia.

1.9                                 “Inlet Gas” means Off-Gas and other Gas that is Processed at the Plant for the extraction of Plant Products and certain incidental non-hydrocarbon materials.

1.10                           “Liquefiable Hydrocarbons” means all Components except hydrogen, incidental methane and non-hydrocarbon materials.

1.11                           “Mscf” means 1,000 standard cubic feet of Gas and “MMscf” means 1,000,000 standard cubic feet of Gas.  A standard cubic foot of gas is one cubic foot of gas at a temperature of 60 degrees Fahrenheit and at a pressure of 14.65 psia.

1.12                           “Month” means the period of time beginning at 7:00 a.m. Central Clock Time in Corpus Christi, Texas, on the first day of each calendar month and ending at such time on the first day of the next calendar month.

1.13                           “Nonaffiliated Third Parties” means any corporation, limited liability company, partnership (including a limited partnership) or other entity other than an affiliate of Processor.  For the purposes of this definition, “affiliate of Processor” shall mean any person, corporation, limited liability company, partnership (including a limited partnership) or other entity which (i) controls, (ii) is controlled by, or (iii) is under common control with Processor.  “Control”, as used in this definition, means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a company or other legal entity, or the right, directly or indirectly through its ownership position or through contract, to direct the management and policies of a company or other legal entity.

1.14                           “Off-Gas” means Gas produced as a by-product of refining crude oil and other refinery feedstocks.

1.15                           “Party” means either Processor or Supplier and “Parties” means both Processor and Supplier.

1.16                           “Plant Fuel” means the quantity of Gas or other hydrocarbons purchased by Processor to operate the Plant.

1.17                           “Plant Net Proceeds Attributable to Supplier’s Off-Gas” means for all Components of Plant Products, the sum of the total quantity of each Component of Plant Products attributable to Supplier’s Off-Gas multiplied by the Weighted Average Sales Price for each such Component of Plant Products. Exhibit B includes an example of the calculation of Plant Net Proceeds Attributable to Supplier’s Off-Gas.

1.18                           “Plant Products” means each and all of the Components extracted from the Off-Gas by Processing at the Plant.

1.19                           “Plant Thermal Reduction” or “PTR” means the decrease in the quantity of Supplier’s Off-Gas measured in Btus as a result of Processing Supplier’s Off-Gas as further defined in Section 6.2.

1.20                           “Process”, “Processed” or “Processing” means the extraction of Plant Products and certain incidental non-hydrocarbon materials from Off-Gas at the Plant.

1.21                           “Redelivery Point” means Processor’s meter at which Supplier’s Residue Gas will be measured following the construction by Processor of the Residue Gas Pipeline, and which location shall be immediately prior to Processor’s delivery thereof to Supplier.

1.22                           “Refineries” means the East Refinery and the West Refinery collectively.

1.23                           “Residue Gas” means the quantity of Gas, measured in Btus, remaining after the Processing of Supplier’s Off-Gas as further defined in Section 8.4.

1.24                           “Supplier’s Percentage” shall be ** of Plant Net Proceeds Attributable to Supplier’s Off-Gas.

1.25                           “Supplier’s Proceeds” means (a) the sum for all Components of (i) the Plant Net Proceeds Attributable to Supplier’s Off-Gas for each Component multiplied by (ii) Supplier’s Percentage for each such Component; less (b) the applicable Energy Expense Charge. Exhibit B includes an example of the calculation of Supplier’s Proceeds.

1.26                           “Weighted Average Sales Price” for a Month means the average sales value for each Component of Plant Products and shall be equal to the sum of the proceeds the Plant receives for each Component of Plant Products during such Month less all transportation, storage, marketing and exchange fees paid to Nonaffiliated Third Parties for such Component of Plant Products divided by the volume of such Component of Plant Products that was sold during such Month. Exhibit C includes an example of the calculation of the Weighted Average Sales Price for each Component of Plant Products.

1.27                           West Refinery” means the Supplier’s West Refinery located at 17350 Highway 37 West, Corpus Christi, Texas 78408.

ARTICLE II

EXHIBIT(S)

The following Exhibit(s) are attached to and made a part of this Agreement by reference:

2.1                                 Exhibit A sets forth the specifications for Residue Gas and Excess Gas.

2.2                                 Exhibit B illustrates the allocation statements to be provided monthly to Supplier.

2.3                                 Exhibit C illustrates the method used to calculate Weighted Average Sales Price for each Plant Product.

2.4                                 Exhibit D sets forth the methods of measurement, sampling, testing and analysis of Supplier’s Off-Gas.

ARTICLE III

DEDICATION OF SUPPLY

3.1                                 Subject to the terms and conditions of this Agreement, (i) Supplier shall dedicate certain streams of Off-Gas from Supplier’s East Refinery and a specified volume of Off-Gas from Supplier’s West Refinery to Processor for Processing and extraction of Plant Products for the term of this Agreement; and shall deliver to the Delivery Point, one hundred percent (100%) of its dedicated Off-Gas and the Liquefiable Hydrocarbons and hydrogen contained therein that is produced from Supplier’s Refineries, under normal operations, up to the Processor’s ability to receive (ii) **

3.2                                 **

3.3                                 Supplier shall not strip Liquefiable Hydrocarbons or hydrogen from Supplier’s Off-Gas prior to delivery at the Delivery Point(s) other than by separation methods in operation at Supplier’s Refineries as of the effective date of this Agreement.  Additional separation methods designed to recover Liquefiable Hydrocarbons or hydrogen from Supplier’s Off-Gas, including but not limited to, solid bed absorption, lean oil absorption, turbo-expansion, membranes, mechanical or refrigeration principles shall not be installed by Supplier at the Refineries after effective date hereof.

3.4                                 Subject to Sections 3.3 and 3.5, Supplier shall have the right to (i) reduce the volume of, or modify the slate of, crude oil and/or other feedstocks refined at Supplier’s Refineries; (ii) change the equipment and/or operation of Supplier’s Refineries for the purpose of expanding, reducing or improving the refining of oil and other hydrocarbon feedstocks; or (iii) fully or partially curtail operation of Supplier’s Refineries at any time for routine or non-routine maintenance or repairs.  Supplier shall be required to provide prior written notice to Processor if such changes described above results in a reduction or interruption of the volume of Supplier’s Off-Gas, or significantly alters the composition of Supplier’s Off-Gas.

3.5                                 If any non-temporary changes made to the Supplier’s refineries materially affect the quantity or composition of Supplier’s Off-Gas, the Parties will negotiate in good faith a fair and equitable adjustment to Supplier’s Proceeds or other appropriate adjustments.  For purposes of this Section 3.5, the quantity and composition of Supplier’s prior twelve months Off-Gas excluding Supplier’s planned outages and Processor’s outages and curtailments shall be used as the expected volume of Off-Gas when determining any reduction in the volume or change in the composition of Supplier’s Off-Gas.

3.6                                 If Supplier, during the term of this Agreement, installs additional equipment resulting in the production of additional Off-Gas from Supplier’s Refineries, such additional Off-Gas shall be subject to this Agreement, upon the mutual agreement of both Parties.

ARTICLE IV

CURTAILMENTS

4.1                                 Processor shall have the right at any time to curtail all or a portion of Supplier’s Off-Gas Processed at the Plant, to the extent reasonably necessary for routine or non-routine maintenance or repair of the Plant.  **

                                                If Supplier requests that Processor not curtail Off-Gas from Supplier’s West Refinery and that all of Supplier’s curtailment be applied to Supplier’s East Refinery, Supplier shall pay to Processor an amount equal to the difference between the Plant Net Proceeds Attributable to Supplier’s Off-Gas from its East Refinery and the Plant Net Proceeds Attributable to Supplier’s Off-Gas from its West Refinery for all Off-Gas not curtailed and processed from Supplier’s West Refinery in lieu of Off-Gas processed from Supplier’s East Refinery ** provided that such payment amount shall never be less than zero.  An example of this calculation is included in Exhibit B.

                                                Processor shall notify Supplier of the nature and extent of each instance of curtailment due to a non-routine event as soon as reasonably practicable. Such notice shall include the reasons for the curtailment and an estimate of the amount of time the curtailment is expected to last.  Processor shall give Supplier no less than thirty (30) days prior written notice of scheduled maintenance or repairs that are expected to fully or significantly curtail operations at the Plant and shall include a general description of such activities and the amount of time the curtailment is expected to last.  Processor agrees to use commercially reasonable efforts to minimize the time of any such curtailments and, to the extent practicable, coordinate with Supplier any scheduled curtailment with Supplier’s activities at its Refineries.

4.2                                 Subject to reasonable fees, terms and conditions, Processor will assist in transporting Gas between the Refineries or to Supplier’s designees, or provide other services in this context only during Processor’s total Plant outages.

4.3           Supplier is aware that material changes in the quality and quantity of Supplier’s Off-Gas delivered to the Plant could adversely affect Plant operations.  If, in Processor’s sole but reasonable opinion, changes in the composition or volume of Supplier’s Off-Gas have an adverse affect on Plant operations, Processor may adjust Supplier’s Off-Gas deliveries until such time as the composition and/or volume of Supplier’s Off-Gas returns to the original composition, or becomes otherwise acceptable to Processor.

4.4                                 Supplier shall provide Processor with no less than thirty (30) days advance written notice of Supplier’s planned outages which are anticipated to impact the volume or composition of Supplier’s Off-Gas.

ARTICLE V

DELIVERY AND QUALITY OF SUPPLIER’S OFF-GAS

5. 1                              Supplier shall deliver its Off-Gas to Processor at the Delivery Point, (a) at a pressure not to exceed the lesser of (i) one hundred (100) psig or (ii) the Javelina Pipeline MAOP; (b) at a pressure of not less than seventy (70) psig; and (c) meeting the following specifications:

Ammonia                      50 ppmv maximum

H2S                              80 ppmv maximum

Total Sulfur	100 ppmv maximum
CO2	2 mol % maximum
CO	1.5 mol % maximum
Oxygen	0.5 mol % maximum

H2O

No free water

Temperature	Less than 120 degrees Fahrenheit

Processor may refuse to accept all or any portion of Supplier’s Off-Gas that does not meet the above quality specifications or Supplier’s Off-Gas that contains other constituents which neither Supplier nor Processor knows or should have known may affect Plant Products quality, Plant operations or damage Plant equipment.  In the event such otherwise unknown constituent will, does or may affect Processor’s Plant Product(s) quality, Plant operations or damage Plant equipment, then Processor will provide notice to Supplier that Supplier’s Off-Gas is rejected until Supplier has corrected the problem.  If Supplier’s Off-Gas is rejected, Supplier shall correct the problem before resuming deliveries of Supplier’s Off-Gas to the Delivery Point(s).  It is Supplier’s option whether or not to take any actions to correct said problem and therefore resume delivery of Off-Gas to Processor.

Processor shall have the right to curtail the delivery of Supplier’s Off-Gas if a particular constituent of total sulfur in the combined Inlet Gas streams from all suppliers is of sufficient concentration that Processor believes in its reasonable and sole opinion, may affect product quality, Plant operations, or damage Plant equipment, even though the total sulfur in the respective Refineries’ Off-Gas streams are within the above specifications.

Additionally, Processor may refuse to accept all or any portion of Supplier’s Off-Gas that contains H2S between 50 ppmv and 80 ppmv.  If Supplier’s Off-Gas is rejected under this subparagraph, Supplier will obtain approval from Processor before resuming deliveries of Off-Gas that contains H2S between 50 ppmv and 80 ppmv.

5.2                                 Supplier shall deliver Off-Gas to the Plant on a daily, pro-rata and continuous basis.

5.3                                 Processor shall have the right at any time to secure supplies of Gas from any other source which it, in its sole discretion, chooses, regardless of whether such supplies cumulatively exceed the Processing capacity of the Plant.  If at any time during the term of this Agreement, the cumulative supply of Inlet Gas, including Supplier’s Off-Gas, delivered to the Plant exceeds its operating capacity, Processor may, with notice as soon as practicable thereafter to Supplier, reduce the volume of Supplier’s Off-Gas Processed based on its economic value to Processor, **

ARTICLE VI

OFF-GAS PROCESSING

6.1                                 Subject to the other provisions of this Agreement, Processor shall accept possession of and title to Supplier’s Off-Gas at Delivery Point(s).  Processor shall own and have all right, title and interest in and to all Plant Products and impurities extracted from such Off-Gas at the Plant in which Processor, in its sole discretion, desires to so retain.

After construction of the Residue Gas Pipeline as defined in Section 9.1, Processor shall deliver and Supplier shall accept possession of and title to Supplier’s Residue Gas at the Redelivery Point.

6.2                                 The Plant Thermal Reduction attributable to the Processing of Supplier’s Off-Gas to produce the Plant Products shall be determined by using the applicable conversion factors for (i) all Plant Products except ethylene, propylene and hydrogen as set forth in the Gas Processors Association Publication 2145-03 and any subsequent revisions thereof in effect at the time such calculation is performed, and (ii) for ethylene, propylene and hydrogen, as set forth in the API Technical Data Book — Petroleum Refining and any subsequent revisions thereof in effect at the time such calculation is performed.  All calculations shall be done at a pressure base of 14.65 psia to conform to NAESB standards.

6.3                                 Processor shall provide Supplier with a “Plant Allocation Statement” no later than the last calendar day of the Month following the Month of production.  An example Plant Allocation Statement is attached hereto as Exhibit B.

6.4                                 Other than as provided in Section 8.2, Processor shall sell all Plant Products on an “arms length” basis to Nonaffiliated Third Parties, unless the Parties mutually agree otherwise.

ARTICLE VII

GAS MEASUREMENT AND TRANSMISSION

7.1                                 Supplier shall provide, install, operate and maintain, or cause to be provided, installed, operated and maintained, at its sole cost, risk and expense, all pipelines and related facilities (i) upstream of the Delivery Point to enable Supplier to deliver its Off-Gas to Processor hereunder and, following the construction of the Residue Gas Pipeline, (ii) downstream of the Redelivery Point to enable Processor to deliver Supplier’s Residue Gas to Supplier, or Supplier’s designee.

7.2                                 Processor shall provide, install, operate and maintain, or cause to be provided,

installed, operated, and maintained, at its sole cost, risk and expense all pipelines, instrumentation equipment, including meters, telemetry and telecommunications equipment, and related facilities (i) downstream of the Delivery Point to enable Processor to receive Supplier’s Off-Gas at the Delivery Point and, following the construction of the Residue Gas Pipeline, (ii) upstream of the Redelivery Point to enable Processor to deliver Supplier’s Residue Gas to Supplier, or its designee, at the Redelivery Point.

7.3                                 Processor shall operate, or cause to be operated, all facilities to transport and meter Supplier’s Off-Gas downstream of the Delivery Point.  Processor shall perform the measurement, testing and analysis of Supplier’s Off-Gas in accordance with appropriate sections of this Article VII and Exhibit D. Processor’s meters shall be the controlling meters regarding all Delivery Point measurements hereunder.

7.4                                 Following the construction of the Residue Gas Pipeline, Processor shall operate, or cause to be operated, all facilities to transport and meter Supplier’s Residue Gas, Excess Gas, and all other Gas upstream of the Redelivery Point.  Processor shall perform the measurement, testing and analysis of Supplier’s Residue and Excess Gas in accordance with appropriate sections of this Article VII and Exhibit D. Processor’s meter(s) shall be the controlling meter(s) regarding all Redelivery Point measurements hereunder.

7.5                 Each Party shall have the right, upon prior written request, at its own expense and during normal business hours, to have a firm of independent certified public accountants audit the books, records and other pertinent documents and data (collectively, the “Records”) of the other Party relating to this Agreement, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement, provided, however that such accountants shall not disclose to the Party requesting the audit any information obtained during the audit and shall only report to such Party the results of the audit and whether same shows compliance with the terms of this Agreement, or as the case may be, the respects in which the terms of this Agreement have not been complied with. If any such examination reveals, or if either Party otherwise discovers, any error in its own or the other Party’s statements, payments, calculations or determinations, then proper adjustment thereof shall be made as promptly as practical thereafter. It is understood, however, that no adjustment of any statement or payment shall be made after the lapse of two (2) year from the end of the Month to which such statement or payment pertains.  Each Party shall retain all records for four (4) years from the end of the calendar year in which they were compiled, unless the statement or payment is subject to dispute, in which case the pertinent records shall be retained until the dispute is resolved.

7.6                                 Each Party shall preserve for a period of twenty-four (24) months all test data, charts, and other similar records for auditing.  Either Party shall have the right,

during normal business hours, to examine such records of the other Party and the accuracy of any statement, charge or computation made pursuant to this Agreement, to the extent necessary, to verify the performance of the Agreement.  However, no such examination shall be made by a Party more frequently than once each twelve (12) months, and no examination may cover any time periods that were the subject of a prior examination by that Party.  If any such examination reveals any clerical or mathematical inaccuracy in any billing or payment, the appropriate adjustment in the billing and payment shall be promptly made.  All payments made shall be considered final twenty-four (24) Months after they are made, unless disputed by either Party prior to the expiration of such twenty-four (24) month period.   If the other Party fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test as long as such test results are within reasonable and customary readings for such meter(s).

ARTICLE VIII

DETERMINATION OF PROCEEDS

8.1                                 Processor shall pay to Supplier the Supplier’s Proceeds by wire transfer with the appropriate adjustments made pursuant to this Agreement, within seven (7) business days following Processor’s issuance of the “Plant Allocation Statement” as set forth in Section 6.3.  Payment shall be made in accordance with Supplier’s wiring instructions.  Processor shall retain the remaining portion of such Plant Net Proceeds Attributable to Supplier’s Off-Gas for its own account and such amount shall be referred to as “Processor’s Proceeds”.

8.2                                 **

8.3                                 The quantity of each Component of Plant Products allocated to Supplier each Month shall be equal to the total quantity of such Component of Plant Products recovered by Processor at the Plant during such Month multiplied by a fraction, the numerator of which shall be the total quantity of each such Component of Plant Products that is contained in Supplier’s Off-Gas delivered to the Delivery Point during such Month and the denominator of which shall be the total quantity of such Component of Plant Products as are contained in all Inlet Gas delivered at all delivery points during such Month.

8.4                                 The theoretical Residue Gas attributable to Supplier during each month shall be determined by subtracting the calculated PTR from the quantity, in MMbtus, of Off-Gas delivered by Supplier as measured at the Delivery Point. The total quantity of Residue Gas due Supplier each Month shall be equal to the actual Residue Gas attributable to all Inlet Gas delivered to the Plant during such Month multiplied by a fraction, the numerator of which shall be the theoretical Residue Gas attributable to Supplier’s Off-Gas delivered to the Delivery Point during such Month and the denominator of which shall be the total quantity of theoretical

Residue Gas as is contained in all Inlet Gas delivered at all delivery points during such Month. The PTR Calculation will be done monthly and reported in Statement 2 of the Plant Allocation Statement.  An example of the Plant Allocation Statement and PTR Calculation is included in Exhibit B.

8.5                                 The Energy Expense Charge deducted from Supplier’s Proceeds and attributable to Supplier’s Off-Gas shall be determined based on the following formula:

EEC = EE times R/T

Where:

EEC =     The Energy Expense Charge allocated each Month to Supplier

EE =                        The total amounts paid by Processor for all Plant Energy Expenses paid during such Month.

R =                              The total quantity of Off-Gas, measured in Mscf, delivered by Supplier during the Month.

T =                              The total quantity of all Inlet Gas, measured in Mscf, delivered at all delivery points during such Month.

ARTICLE IX

RESIDUE GAS PIPELINE

9.1                                 **  The Residue Gas Pipeline shall originate at Processor’s existing valve site at the intersection of Buddy Lawrence Drive and Interstate Highway 37 and shall terminate at and connect into Supplier’s existing twelve (12) inch fuel gas manifold at the inlet to vessel V4 located inside Supplier’s East Refinery.  The estimated length of the Residue Gas Pipeline is 2,725 feet, which includes approximately 600 feet of pipeline to be located within Supplier’s East Refinery. Processor shall install, own and operate all required measurement equipment at the existing meter station on Buddy Lawrence Drive.  Processor shall retain ownership of the entire Residue Gas Pipeline excluding the 600 feet of pipeline to be located within Supplier’s East Refinery. Following the construction, Supplier shall own and operate the approximately 600 feet of pipeline to be located within Supplier’s East Refinery. Supplier shall be responsible for all costs associated with the construction of the approximately 600 feet of pipeline to be located within the East Refinery.

9.2                                 **

9.3                                 **

9.4                                 Following the completion of the Residue Gas Pipeline, Processor shall return to Supplier, or its designee, and Supplier shall accept and take title to 100% of

Supplier’s Residue Gas and Excess Gas at the Redelivery Point.  The Residue Gas and the Excess Gas shall meet the specifications set forth in Exhibit A attached hereto, failing which Supplier shall not be obligated to receive such Residue Gas or Excess Gas.  If, following the completion of the Residue Gas Pipeline,  Processor (i) delivers Residue Gas or Excess Gas to Supplier, or for the account of Supplier, at the Redelivery Point in excess of the quantity of Residue Gas or Excess Gas to which Supplier is entitled hereunder, or (ii) fails to tender to Supplier all or a portion of the Residue Gas or Excess Gas Supplier was entitled to and capable of receiving during a Month (in either case “Imbalance Gas”), such over or under deliveries of Imbalance Gas, shall be settled by Processor buying from, or selling to, as applicable, Supplier such Imbalance Gas at **  Both Parties agree this Section is designed to address minor imbalances.

9.5                                 In the event Processor tenders to Supplier and Supplier is unable or refuses to receive all or any portion of its Residue Gas and Excess Gas during a Month, unless otherwise agreed in writing, Processor shall have the right, but not the obligation to otherwise dispose of such quantity of Supplier’s Residue Gas and Excess Gas not taken by Supplier during such Month in any reasonable manner, with the proceeds thereof less all associated losses, costs and expenses suffered or incurred by Processor to be for Supplier’s account in a temporary situation not expected to last more than (12) twelve hours after Supplier’s notification of their inability to accept Residue Gas.  Prior to the expiration of the twelve hour period, Supplier shall notify Processor of Supplier’s option to (i) curtail deliveries of Supplier’s Inlet Gas to Processor, or (ii) have Processor’s Residue Gas delivered to a third party, up to available pipeline capacity, or (iii) offer to sell its Residue Gas to Processor at Processor’s disposal price.

9.6                                 **

9.7                                 Except as set forth in Exhibit A and Section 11.1 below, PROCESSOR MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AS TO THE QUALITY OR QUANTITY, OR AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF SUPPLIER’S RESIDUE GAS AND EXCESS GAS DELIVERED TO SUPPLIER AT THE REDELIVERY POINT.

ARTICLE X

TERM

10.1                           The primary term of this Agreement shall be seven (7) years and shall commence on July 1, 2007 (the “Primary Term”). The Agreement shall continue thereafter for consecutive one (1) year terms until terminated by either Party upon at least two (2) years prior written notice to the other Party prior to end of the Primary Term or any subsequent annual extension thereof.

10.2                           Notwithstanding anything to the contrary in Section 10.1, in the sole event that Supplier decides, in its sole discretion, that it will permanently cease operation of either one or both of Supplier’s Refineries, Supplier shall have the right to suspend this Agreement in part for one of Supplier’s Refineries or in whole for both of Supplier’s Refineries at any time by giving written notice to Processor at least one (1) year in advance of such shutdown and suspension (“Shutdown Notice”). A shutdown of one (1) year or greater will constitute a permanent cessation hereunder, and a shutdown of the FCC Unit shall constitute a shutdown of the entire East Refinery, and a shutdown of the Coker Unit shall constitute a shutdown of the entire West Refinery.

**

ARTICLE XI

WARRANTY

11.1                           Supplier warrants that upon delivery of its Off-Gas to Processor at the Delivery Point that (i) Supplier owns the Off-Gas and the Liquefiable Hydrocarbons, hydrogen and incidental non-hydrocarbon materials contained therein free and clear of all liens, and encumbrances, and (ii) the Off-Gas shall meet the specifications set forth in Section 5.1.  EXCEPT AS SET FORTH IN THIS SECTION 11.1, SUPPLIER MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AS TO THE QUALITY OR QUANTITY, OR AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF SUPPLIER’S OFF-GAS DELIVERED TO PROCESSOR AT THE DELIVERY POINT.

11.2                           Subject to Supplier’s warranty above, Processor warrants that (i) all Supplier’s Residue Gas and Excess Gas delivered to Supplier, or its designee at the Redelivery Point, shall be free and clear of all liens and encumbrances, and (ii) the Residue Gas and Excess Gas shall meet the specifications set forth in Exhibit A.  EXCEPT AS SET FORTH IN THIS SECTION 11.2, SUPPLIER MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AS TO THE QUALITY OR QUANTITY, OR AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF THE RESIDUE GAS AND EXCESS GAS.

ARTICLE XII

FORCE MAJEURE

                                                In the event either Party is rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments or accounting hereunder, then the obligations of such Party, insofar as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and the Party giving such notice shall use good faith efforts to eliminate such force majeure and /or minimize its effects or impacts to the other Party, insofar as reasonably possible, with a minimum of delay. The term “force majeure” as employed herein shall mean any and all cause(s) beyond the reasonable control of the Party claiming force majeure, including but not limited to acts of God, that render such Party unable to wholly or partially carry out its obligations under this Agreement, other than obligations to make payment or accounting.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of any opposing party, when such course is inadvisable in the discretion of the Party having the difficulty.

ARTICLE XIII

NOTICES

All notices or demands required or provided for herein, except for routine communications, as hereinafter provided, shall be in writing and shall be considered as duly delivered when hand delivered or, if mailed by United States certified mail, postage prepaid, three (3) days after mailing or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next business day.  Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by like written notice to the other Party:

SUPPLIER:           CITGO Refining and Chemicals Company, L.P.

                                Attn:  Plant Manager

                                Physical and Mailing Address:

                                1802 Nueces Boulevard

                                Corpus Christi, TX 78469

                                Fax number:  361-844-4853

                                With a copy to

                                CITGO Petroleum Corporation

                                P.O. Box 4689

                                Houston, TX 77210

                                Attention: Product Manager - Petrochemicals

PROCESSOR:        MarkWest Javelina Company

                                Attn:  Plant Manager

                                                Physical and Mailing Address:

                                                5438 Union Street

                                                Corpus Christi, TX 78407

No legal notice required or permitted hereunder concerning a claim or breach arising hereunder or notice of termination shall be valid unless provided in the manner described above to:

                                                MarkWest Energy Partners, L.P.

                                                1515 Arapahoe Street

                                                Tower 2, Suite 700

                                                Denver, CO 80202

                                                Fax:  (303) 925-9308

                                                Attn:  General Counsel

Routine communications, including statements, computations and allocations may be transmitted by ordinary mail, facsimile, email or other generally acceptable electronic means.

ARTICLE XIV

MISCELLANEOUS

14.1                           PROCESSOR AND SUPPLIER SHALL EACH INDEMNIFY AND HOLD THE OTHER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE EXCEPT THOSE CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY IN THE PERFORMANCE OF THIS AGREEMENT (A PARTY RESPONSIBLE FOR “REGULAR” NEGLIGENCE SHALL BE AS PROVIDED FOR BY APPLICABLE LAW, SUBJECT TO THE TERMS OF THIS AGREEMENT AS APPLICABLE); PROVIDED HOWEVER,  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF INCOME/REVENUE/PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, NO MATTER HOW ARISING, WHETHER IN CONTRACT, TORT OR OTHERWISE.

14.2                           Upon execution by both Parties, this Agreement shall extend to and be binding upon the Parties and their respective successors and assigns.  This Agreement and the rights and obligations of either Party may not be assigned or otherwise conveyed in whole or in part, except with the prior written consent of the non-assigning Party, which consent shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the forgoing, either Party may assign or convey this Agreement without consent to an entity or person who purchases 100% of the assets of said Party so long as all obligations under this Agreement are assumed by said entity or person.  No assignment or other transfer of interest hereunder shall be effective or bind the other Party until such Party shall have been furnished with a copy of the recorded instrument under which the permitted assignment or other transfer occurs.

14.3                           Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which is the transfer of title or the delivery of the product hereunder, or the receipt of payment therefore, regardless of the character, method of calculation, or measure of the levy or assessment, shall be paid by the Party upon whom the tax, fee, or charge is imposed by law. The importer of record shall be responsible for and shall pay all custom duties, import fees, environmental fund fees, and other assessments pertaining to the importation of the products.   If Processor claims exemption from any of the aforesaid taxes, then Processor must furnish Supplier with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority in lieu of payment of such taxes or reimbursement of such taxes to Supplier. Notwithstanding anything to the contrary contained herein, each Party shall be responsible for its own income and franchise taxes.

14.4                           No director, officer, employee, or agent of either Party or its direct or indirect parents, subsidiaries, or affiliates shall give or receive any commission, fee, rebate, gift, or entertainment of significant value or cost in connection with this Agreement.  Further, neither Party or its direct or indirect parents, subsidiaries, or affiliates shall make any commission, fee, rebate, gift, or entertainment of significant value or cost to any governmental official or employee in connection with this Agreement.

14.5                           Each Party hereto agrees to comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement, including but not limited to environmental laws and regulations and the provisions contained in Section 18, to the extent that such laws or regulations are applicable to this Agreement.

14.6                           Any matters not specifically covered in this Agreement shall be dealt with in accordance with the custom and practice in the industry.

14.7                           This Agreement and the respective rights and obligations of the Parties shall be construed, interpreted and enforced in accordance with the laws of Texas notwithstanding any principles of conflicts of laws which may require the application of the laws of another jurisdiction.  Any dispute between the

Parties arising out of or pertaining to this Agreement, not otherwise resolved to the mutual satisfaction of both Parties, shall be submitted for resolution by either Party to the exclusive jurisdiction of the appropriate state or federal court with venue exclusively located in Harris County, Texas.  This Agreement, and the respective rights and obligations of the Parties, is subject to all valid and applicable current and future laws, rules and regulations of duly constituted authorities now or hereafter having jurisdiction over the Parties, the services contemplated herein and the facilities used to provide those services.

14.8                           Any failure by either Party, whether intentional or unintentional, to enforce any rights hereunder shall not act as a waiver of its right to enforce such rights thereafter.

14.9                           Supplier shall have title to, be in full control and possession of and be responsible for damage or injury caused by (i) its Off-Gas prior to delivery thereof to Processor at the Delivery Point and (ii) its Residue Gas after delivery to Supplier, or its designee, at the Redelivery Point, except for injury or damage caused by the gross negligence or willful misconduct of Processor. Processor shall be in control and possession of the Off-Gas, Liquefiable Hydrocarbons, hydrogen and incidental non-hydrocarbon materials to which Processor takes title under this Agreement after delivery of Supplier’s Off-Gas to Processor, or for its account, at the Delivery Point and until delivery of Supplier’s Residue Gas to Supplier, or its designee, at the Redelivery Point and shall be responsible for any damage or injury caused thereby, except for injury or damage caused by the gross negligence or willful misconduct of Supplier.

14.10                     Each Party shall have the right at its sole cost, risk and expense at reasonable times during normal business hours and with reasonable prior written notice to the other Party, of access to the Plant, the Refineries, the Delivery Point and the Redelivery Point for the purposes of performing its obligations under this Agreement.

14.11                     In the event that any of the provisions, or portions, or applications of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward affecting the purpose of this Agreement.  If the provision cannot be modified so as to be enforceable under existing laws, this Agreement shall be construed and enforced as if such provision had not been included herein and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected.

14.12                     The parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.  The titles and section headings contained in this Assignment are for reference purposes only and shall not affect the interpretation of this Assignment.

14.13                     This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

14.14                     During the term of this Contract, Processor and Supplier shall maintain the confidentiality of this Contract and not disclose same to any third party except independent auditors who are under written obligations of confidentiality with respect to this Contract, and as may be required in the opinion of such parties’ counsel to comply with orders of any court or governmental agency, or comply with any laws, rules and regulations of applicable governmental agencies, including, without limitation, federal, state, and local agencies.

14.15                     This Agreement is intended to give no rights or benefits to anyone other than the Parties and, accordingly, has no third-party beneficiaries.

14.16                     This Agreement contains the complete, final and exclusive agreement of the Parties with respect to the matters set forth and supersedes all prior understandings, negotiations, representations, discussions, statements, inducements and agreements, written or oral, pertaining thereto.  This Agreement may not be amended, modified or rescinded in any way except by written instrument duly executed by both Parties.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, this Agreement is executed effective by the Parties as of the effective date.

“SUPPLIER”		“PROCESSOR”

CITGO REFINING AND		MARKWEST JAVELINA
CHEMICALS COMPANY		COMPANY, L.P.

By:	/s/ DOYLE DOMMERT	By:	/s/ FRANK SEMPLE

Name:	Doyle Dommert	Name:	Frank Semple

Title:	GM, Petrochemicals	Title:	Pres. & CEO

EXHIBIT “A” TO THE

GAS PROCESSING AGREEMENT

BETWEEN MARKWEST  JAVELINA COMPANY

AND CITGO REFINING AND CHEMICAL LP

Residue Gas and Excess Gas Specifications

Residue Gas and Excess Gas delivered to the Redelivery Point will meet the following specifications:

Ammonia	50 ppmv maximum
H2S	50 ppmv maximum
Total Sulfur	100 ppmv maximum
CO2	2 mol % maximum
CO	1.5 mol % maximum
Oxygen	0.5 mol % maximum
H2O	No free water
Temperature	Less than 120 degrees Fahrenheit
Pressure	100 psig minimum
Btu content	700 — 900 Btus per standard cubic foot (see note below)

NOTE:  Processor expects, when the Plant is in normal operation, that the Residue Gas and the Excess Gas shall have a Btu content between 700 and 900 Btus per standard cubic foot.  In the event the combined Btu value of the Residue Gas and Excess Gas delivered to the Redelivery Point is (i) less than 700 Btus per standard cubic foot or greater than 1000 Btus per standard cubic foot, then upon actual knowledge of such event (in any case as soon as commercially reasonable under the then existing circumstances) the discovering Party shall notify the other Party of such event.  Within six (6) hours of Processor’s discovery of such event, or Processor’s receipt of notice from Supplier of such event, Processor shall take corrective action, as the case may be, to (i) (a) increase the combined Btu content of the Residue Gas and the Excess Gas delivered to the Redelivery Point to equal or exceed 700 Btus per standard cubic foot or (b) reduce the combined Btu content of the Residue Gas and the Excess Gas delivered to the Redelivery Point to equal or be less than 1000 Btus per standard cubic foot, or (ii) suspend deliveries of the Residue Gas and the Excess Gas to the Redelivery Point until such condition (either low Btu content or high Btu content) is corrected.

EXHIBIT B

Plant Allocation Statement

Statement 2 of Exhibit B

Statement 2

Javelina Plant Allocation

Plant Thermal Reduction “PTR”

Month, Year

Mmbtus
Residue Gas:
Theoretical Residue Gas Attributable to Supplier’s Off-Gas	**
Total Quantity of Theoretical Residue Gas for all Inlet Gas	**

Ratio of Supplier’s Theoretical Residue Gas	**

Actual Residue Gas attributable to All Inlet Gas	**

Residue Gas Attributable to Supplier’s Off-Gas	**

Plant Thermal Reduction “PTR”
Inlet 441-207 and Inlet 441-200	**

Residue Gas Attributable to Supplier’s Off-Gas	**

Refiner’s Plant Thermal Reduction PTR	**

* All volumes and amounts are fictional and intended for this example only.

EXHIBIT “C” TO THE

GAS PROCESSING AGREEMENT

BETWEEN MARKWEST  JAVELINA COMPANY

 AND CITGO REFINING AND CHEMICALS, LP

Calculation of Weighted Average Sales Price for a sample Plant Product

Following is an example of the calculation of the Weighted Average Sales Price for ethane during the example Month:

As set forth below, the Weighted Average Sales Price for ethane in the following example would be $665.55 divided by 1,035 gallons or $0.6430 per gallon.

	Volume Sold (gallons)	Sales Price ($ per gallon)	Sum of all Transportation, Storage, Marketing and Exchange Fees ($ per gallon)	Sales Proceeds ($)
Ethane in Ethane Stream	1,000	$0.62	$0	$620.00
Ethane in Ethylene Stream	10	$2.27	$0.065	$22.05
Ethane in Propane Stream	25	$0.94	$0	$23.50
Weighted Average Sales Price	1,035	.064304		$665.55

*  All volumes and amounts are fictional and intended for this example exhibit only.

EXHIBIT “D” TO THE

GAS PROCESSING AGREEMENT

BETWEEN MARKWEST JAVELINA COMPANY

AND CITGO REFINING AND CHEMICALS COMPANY, L.P.

METHODS OF GAS MEASUREMENT AND SAMPLING

TEST AND ANALYSES

Definitions

“Report No. 3” shall mean the most current version of AGA Report No. 3, “Orifice Metering of Natural Gas”, Measurement Committee of the American Gas Association, as such publication may be revised from time to time.

A.     Gas Measurement

Processor shall, at its cost install, operate, and maintain, or shall cause to be installed, operated and maintained, at the Delivery Point suitable measurement equipment to accurately measure the Off-Gas delivered for processing.  Processor shall determine the quantity of all Components and the Btus per cubic foot contained in representative samples of Off-Gas at the Delivery Point pursuant to Section B of this Exhibit.

The measurement equipment shall consist of electronic flow measurement transmitters measuring differential and static pressure as well as temperature recorders that shall be installed, tested and maintained in accordance with the provisions of this Exhibit. Electronic Flow Measurement (EFM) equipment shall conform to all provisions of API MPMS, Chapter 21. The measuring equipment should include a Daniels Senior Fitting or equivalent using concentric, square-edged orifice meters per API Chapter 14.3, Natural Gas Fluids Measurement.  Volumes shall be measured using a flow computer with real time flow-weighted average temperatures and pressures applied to the volumes in the flow computer to generate a batch end report.    A Coriolis type flow meter may be used instead of an orifice type meter if agreed to by both Supplier and Processor.

Installation of all electrical and instrumentation facilities shall conform to all provisions of the National Electric Code (NFPA Subpart 70), the American Gas Association “Classification of Gas Utility Areas for Electrical Installation” XF0277, and ANSI/ISA RPI 12.6 “Installation of Intrinsically Safe Instrument System in Class I Hazardous Locations”. All electrical equipment installed in a building containing all or a portion of the Facilities shall be classified and designed for Class I, Division 1 or 2, Group D locations. Any equipment that vents or bleeds natural gas shall be piped in such a way so as to vent or bleed outside any enclosed structure in which it may be installed.

The unit of volume for the purpose of measurement of Liquefiable Hydrocarbons, excluding ethylene and propylene, shall be one (1) U.S. liquid gallon of 231 cubic inches, when said liquid has a temperature of sixty degrees Fahrenheit (60oF) and is at the equilibrium vapor pressure of the liquid being measured.

Unit of measurement for ethylene and propylene shall be pounds. Unit of measurement for hydrogen shall be Mcf.

B.      Measurements and Tests

1.     Standard of measurements and tests:

a.     Except as provided in Section B.1(b) relating to deviation, the volume of Gas delivered hereunder shall be computed in accordance with the latest methods prescribed in the Report #3, AGA Report No. 8 “Super Compressibility” and API Chapter 21.1 “Electronic Gas Measurement Standard”.

b.     The deviation of the Gas from the Ideal Gas Laws due to the pressures and temperatures under which Gas is delivered hereunder, shall be determined by the methods prescribed by Report #3. Such determination shall be made at the beginning of and at such times as either Party hereto may reasonably desire each Month. Results of each determination shall be used in computing the volumes of Gas measured hereunder until the next determination is made.

c.     The specific gravity of the Off-Gas at the Delivery Point shall be determined by Processor using chromatographic analysis of a composite sample not less than once each Month.

d.     The flowing temperature of the Gas at the point of measurement shall be determined by means of a recording thermometer of standard make and the arithmetical average of readings during the time Gas is flowing each day shall be deemed the Gas temperature and used in computing the volumes of Gas delivered during such day.

e.     The Btus per cubic foot of the Gas delivered hereunder shall be determined at each measurement point hereunder at least once each Month by means of chromatographic analysis of composite samples and the factors for pure Components stated in Article V.

f.      In addition to the Monthly determination of Btus per cubic foot, Processor shall install a continuous recording chromatograph or other

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industry accepted equipment to monitor the Delivery Point. The volume weighted average of daily recorded Btus per cubic foot shall be used in computing the total estimated quantity of Btus received from each delivery point during that day.

2.       Measurements

a.               For the purpose of calculating the volume of Gas and in the computation of such volumes, the atmospheric pressure shall be assumed to be fourteen and sixty-five hundredths (14.65) pounds per square inch absolute regardless of the actual atmospheric pressure at which the Gas is delivered and measured unless otherwise established by governmental authority.

b.              Processor shall install, maintain and operate at its own expense the necessary equipment of a character and design acceptable to Supplier to measure separately the volume of Off-Gas delivered for Processing and perform all tests required to accomplish the measurement of volumes, temperatures, specific gravities and Btus per cubic foot of the Gas measured hereunder. Such volume measuring equipment shall conform to the specifications contained in Report #3 and API Chapter 21.1, “Electronic Gas Measurement Standards”. Supplier shall have access to such measuring equipment at all reasonable hours, but the calibration, adjustment and maintenance thereof shall be done only by Processor and witnessed by the Supplier. Upon reasonable request of Supplier all volume, specific gravity, and temperature charts used in measurement of Gas hereunder shall be mailed or delivered to Supplier for checking and calculating within twenty (20) days after the last chart for each accounting period is removed from the recorders. Such chart shall be mailed or returned to Processor within thirty (30) days after receipt thereof by Supplier.

c.               Supplier may install, maintain, operate, calibrate and adjust at its own expense check measurement equipment, and/or telemetry equipment provided such equipment does not interfere with the accuracy or operations of the Processor’s measurement equipment and facilities required by this agreement. Electronic Flow Measurement (EFM) equipment shall conform to all provisions of API MRMS, Chapter 21. Installations of all electrical and instrumentation equipment shall conform to all provisions set forth by this agreement.

d.              Supplier and Processor shall each have the right to be present at the time of installing, testing, cleaning, changing, repairing, inspecting, calibrating or adjusting done in connection with the measuring equipment of the other which is used in measurement here under. The Party planning to conduct such operations shall give the other Party at least ten (10) days prior notice thereof in order that all necessary parties may be present.

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e.               If both EFM and the backup orifice meters are out of service or out of repair so that the quantity of Gas is not correctly indicated by reading thereof, the Gas measured during the period shall be estimated and agreed upon on the basis of the best data available, using the first of the following methods which is feasible:

(1)          By using the registration of any check measuring equipment if  installed and accurately registering; or

(2)          By estimating the volume by comparison with volumes during preceding periods under similar conditions when the recorder was registering accurately; or

(3)          By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation.

f.                 The accuracy of the measuring equipment shall be tested at reasonable intervals and, if requested, in the presence of representatives of the other party, but such verification shall not be required more frequently than once in a thirty (30) day period. In the event either party shall notify the other that it desires a special test of any measuring equipment, the parties shall cooperate to secure a prompt verification of the accuracy of such equipment. The expense of such a special test as may be requested by either party shall be borne by the party requesting such test if the measurement equipment, by such test, is found to be correct.

g.              If upon test, any meter or any related instrument or device the readings of which are used in the registration, integration, or computation of quantities which affect the measured  quantity hereunder is found to be in error to the extent that it introduces not more than a two percent (2%) measurement error in the individual  meter or meters affected, previous records of such equipment shall be considered accurate in computing deliveries hereunder; but such equipment shall be adjusted at once to function correctly. If, upon testing, any such measuring equipment shall be found inaccurate to the extent that is causes the end result measurement of the individual meter or meters so affected to be in error by an amount exceeding two percent (2%), at a recording corresponding to the average hourly rate of flow through the individual meter or meters affected, for the period since the last preceding test, then any previous registration, integration or recordings of such meter or meters affected shall be corrected  to zero error for any part of the period since the last test that such error is known to have existed or which may be agreed upon in actual practice by the operating representatives of the parties. In case the period of such error is not known definitely or is not agreed upon, such correction shall be for a period of one-half (1/2) of the time elapsed since the date of the last such test, but not exceeding a correction period of fifteen (15) days.

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The records for measuring equipment shall remain the property of the operator of such equipment, but upon request the operator will submit to the other party its records, together with calculations therefrom, for inspection, subject to return within thirty (30) days after receipt thereof.

h.              Gas Sampling and Analysis

Processor shall obtain representative samples of Off-Gas in accordance with GPA Publication 2166, latest revision, by utilizing continuous sampling techniques designed to obtain a representative sample over a thirty (30) day period proportional to Gas flow rates. For Monthly accounting, Processor shall analyze this representative sample by chromatographic techniques in accordance with GPA Publication 2261 and 2145, latest revision. Suppliers shall have the right to witness the sampling and analyzing of Off-Gas at Delivery Point.  Should said representative sample be inadvertently lost or contaminated, then a mutually agreeable replacement sample or previous analysis will be used.

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